Exhibit 23.8

CONSENT OF QUALIFIED PERSON

In connection with the Hecla Mining Company Annual Report on Form 10-K for the year ended December 31, 2024 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 10-K”), the undersigned consents to:

(i)
the filing and use of the technical report summary titled “S-K 1300 Technical Report Summary on the Keno Hill Operations, Yukon, Canada” (the “TRS”), with an effective date of December 31, 2023, as an exhibit to and referenced in the Form 10-K;

(ii)
the incorporation by reference of the TRS in the Registration Statements on Form S-3 (Nos. 333-283062, 333-279568, 333-277102, 333-267418 and 333-262925) and Form S-8 (Nos. 333-256328, 333-231905, 333-229840 and 333-218744) (the “Registration

Statements”);

(iii)
the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the TRS, Form 10-K and the Registration Statements; and

(iv)
any extracts or summaries of the TRS included or incorporated by reference in the Form 10-K and the Registration Statements, and the use of any information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by me, that I supervised the preparation of, and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form 10-K and the Registration Statements.

Dated: February 13, 2025

Matthew Blattman, P.E.